Exhibit 14.1
TPG INC.
CODE OF CONDUCT AND ETHICS

TPG Inc.1 (together with its subsidiaries, the “Company” or “TPG”) seeks to foster and maintain a reputation for honesty, openness, trust, integrity and professionalism. Accordingly, we place a high value on ethical conduct by persons working on our behalf. To further promote the importance of this value, we have adopted this Code of Conduct and Ethics (the “Code of Conduct”). We expect and insist that all persons subject to the Code of Conduct meet the letter and spirit of the Code of Conduct and also live up to the ideals of our organization.

This Code of Conduct applies to all directors, officers and employees (each, a “Covered Person”) of the Company.

This Code of Conduct supplements the various other policies and procedures governing conduct of certain Covered Persons, including, to the extent applicable to you, those set forth in the TPG Compliance Policies and Procedures Manual and all other Company policies (collectively, as they may be amended from time to time, the “Other Policies”). To the extent the Other Policies are more restrictive than this Code of Conduct, follow the more restrictive policies. TPG requires all Covered Persons to conduct themselves in a lawful, honest and ethical manner with respect to TPG’s business practices. This Code of Conduct does not cover every issue that may arise, or every situation where ethical decisions must be made, but rather sets forth key principles to guide each Covered Person regarding TPG’s requirements and expectations to support such conduct. All Covered Persons are required to become familiar with this Code of Conduct and to apply these principles in the daily performance of their roles.

Compliance with Laws, Rules and Regulations

It is our policy that our business will be conducted in accordance with applicable federal, state and local laws and regulations, the applicable laws and regulations of any foreign jurisdictions where we operate, the applicable rules and requirements of the Nasdaq Stock Market, and in a manner that will reflect a high standard of ethics. Questions about compliance with legal and regulatory requirements should be addressed to the Company’s General Counsel, Chief Compliance Officer or the Company’s legal and compliance teams (“TPG Legal and Compliance”).

Conflicts of Interest

Covered Persons have an obligation to act in the best interest of the Company. A conflict of interest can develop when personal responsibilities, interests and/or relationships interfere with, or appear to interfere with, professional responsibilities, interests and/or relationships (including the interests of TPG and/or your duties in your respective role at TPG). Conflicts of interest may also arise when a Covered Person receives improper personal benefits as a result of such person’s position with the Company. Covered Persons must strive to identify and avoid conflicts of interest with the Company, regardless of how such conflicts may arise.

1 For the purpose of this Code of Conduct, “subsidiaries” when used in reference to the Company does not include the portfolio companies of any sponsored investment fund or other vehicle managed by the Company or its affiliates.

Confidential and Proprietary Information

In carrying out the Company’s business, Covered Persons often learn confidential or proprietary information about the Company or other third parties. Covered Persons must maintain the confidentiality of all such information except when disclosure is authorized by the Company or legally mandated. Confidential or proprietary information includes, among other things, any non- public information concerning the Company, including its businesses, financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

Anti-Bribery

You must comply with applicable global anti-bribery and anti-corruption laws, and are prohibited from offering, promising, making, authorizing or providing (directly, or indirectly through third parties) any payments, gifts, or the transfer of anything of value to any person, including government officials and family members of the government officials, in any jurisdiction to assist the Company in obtaining or retaining an improper business advantage. We will not tolerate bribery, kickbacks, or corruption of any kind, directly or through third parties.

Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships. Covered Persons should be mindful of offering or accepting gifts or entertainment under circumstances that would appear to compromise your business judgment or inappropriately influence behavior. In general, there must be a legitimate business reason for hosting or attending business entertainment events or receiving or giving gifts.

Corporate Opportunities

Covered Persons may not take business opportunities for themselves that are owed to the Company. No Covered Persons may use Company property, information or position for improper personal gain.

Inside Information and Securities Trading

In the course of business activities, you may become aware of non-public information regarding the business, operations or securities of the Company that would be material to the Company’s investors’ decision to buy, sell or hold securities. It is illegal to trade on the basis of such non- public information (often called “inside information”) if it is material, including providing a family member, friend or any other person with a “tip.”

Fair Competition and Dealings

Covered Persons should endeavor to deal fairly with the Company’s customers, suppliers, service providers, competitors and each other. In addition, Covered Persons should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

Protection and Proper Use of Company Assets

The Company’s assets include not only office furnishings, equipment, technology and supplies, but also client lists, marketing materials, business strategies and plans, financial models, due diligence processes, investment programs, intellectual property and other information about the Company’s business. You are prohibited from using these assets for your own personal gain and providing any of these assets to others without express prior authorization. You should protect the Company’s assets against theft, loss or other misuse. The Company’s assets may never be used for illegal or improper purposes. The Company’s property should not be taken out of Company facilities for use outside of the normal course of Company business unless necessary and authorized by your supervisor or an officer of the Company in connection with Company work.

Accurate and Timely Public Disclosure

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the SEC, other regulators and in its other public communications. Covered Persons involved in the preparation of periodic reports and disclosure documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) have a responsibility to provide full and accurate information, in all material respects, in accordance with applicable rules and regulations.

Raising Questions or Concerns

Every person covered by this Code of Conduct has a responsibility to report misconduct. If you believe another Covered Person is violating this Code of Conduct or otherwise acting in an illegal or unethical manner, you should report it promptly through concerns@tpg.com or to the Chief Compliance Officer, the General Counsel or the Human Resources Department, as applicable, so that, as appropriate, the report can be investigated. You may also report confidentially through the Company’s Ethics and Compliance Helpline [online] or by phone as outlined in the Whistleblower Policy.

The Company takes seriously any report regarding any possible violation of the federal securities laws, violations of any Company policy or other improper or illegal activity. Anonymous reports should provide enough information about the incident or situation to allow the Company to conduct a proper investigation. If concerns or complaints include requests for confidentiality, the Company will endeavor to protect this confidentiality whenever possible, subject to applicable law, regulation or legal proceedings.

Reporting to a Governmental Agency

Nothing contained in this Code of Conduct, and no confidentiality, non-disparagement or other obligation you owe to us prohibits you from reporting possible violations of federal or state law or regulation that have occurred, are occurring or about to occur to any governmental agency or entity under any whistleblower protection provision of U.S. federal or state law or regulation (including Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of

2002). You are not required to seek authorization or provide us with prior notice before making any such report, and you should cooperate fully with any inquiry from a governmental agency.

Discrimination and Anti-Harassment

Discrimination, bias, or prejudice in any form is unacceptable at TPG. Harassment or discriminatory behavior against any employee, customer, vendor, supplier, or other business partner is prohibited. This includes discrimination based on race, ethnicity, national origin, citizenship, age, sex/gender, gender identity or expression, sexual orientation, physical or mental disability, political beliefs or affiliation, family status, religion, creed, or any other protected condition or status under applicable law.

Verbal or physical behavior that creates a threatening, humiliating, offensive, or denigrating environment will not be tolerated. This includes sexual harassment, which may be intentional or not or may be explicitly communicated or implied. Always be mindful that your colleagues, clients, and business partners have a wide variety of backgrounds, personal experiences, and beliefs, and you should make reasonable efforts to conduct all of your activities at the Company in a professional and respectful manner.

No Retaliation

It is the Company’s policy to protect those who report misconduct under this Code of Conduct. As such, the Company strictly prohibits retaliation, harassment or discrimination of any kind against anyone who reports any concern or who provides assistance or information to the Chief Compliance Officer, others in management, the board of directors or any other person or group investigating or otherwise helping to resolve any concern, including any governmental, regulatory or law enforcement body.

Administration and Enforcement

Code of Conduct violations may result in disciplinary actions, including, but not limited to, reprimand, suspensions or termination of employment. In addition, violations of this Code of Conduct may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Person and the Company. You are expected to cooperate in internal investigations of alleged misconduct.

You should seek the advice of the General Counsel, Chief Compliance Officer or TPG Legal and Compliance for guidance or if there is any question concerning the principles described in this Code of Conduct.

Waivers and Amendment of this Code of Conduct

A waiver of a provision of this Code of Conduct for employees may be granted by TPG Legal and Compliance. Any waiver of this Code of Conduct for directors or officers and any amendments to this Code of Conduct will be approved by members of the board of directors as designated. Waivers and amendments will be promptly disclosed in the manner required by applicable laws, rules and regulations.